Exhibit 3

DIRECTORS AND EXECUTIVE OFFICERS OF VANGUARD FIRST LIMITED

The name, business address, present principal employment and citizenship of the sole director of Vanguard First Limited are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Ileana Zhao	Room 407, Tower 2, Harbour Center, 8 Hok Cheung Street, Hunghom, Kowloon, Hong Kong.	Director of Vanguard First Limited	The Republic of Guinea-Bissau

Vanguard First Limited is 100% owned by Ileana Zhao. Ileana Zhao is the sole director of Vanguard First Limited (See above for the information on Ileana Zhao.)